UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KinerjaPay Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3674	42-1771817
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

Jl. Multatuli, No.8A, Medan, 20151 Indonesia, Phone: +62-819-6016-168
(Address and Telephone Number of Registrant's Principal Executive Offices and Principal Place of Business)
Delaware Intercorp., 113 Barksdale Professional Center, Newark, DE 19711
(Agent for Service)

Copies to:
Thomas J. Craft, Jr., Esq. P.O. Box 4143 Tequesta, FL 33469 (561) 317-7036	Office of Richard Rubin 40 Wall Street, 28th Floor New York, NY 10005 (212) 400-7198

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same Offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee
Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Registration Fee(3)
Common Stock, $0.0001 per share	1,450,000	$0.77	$1,116,500	$112.43
(1) This Registration Statement covers the resale by our Selling Shareholders of up to 1,450,000 shares of Common Stock previously issued to such Selling Shareholders.
(2) The Offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and is based upon the closing price of $0.77 per share of the Registrant's Common Stock on the OTCQB Market on May 11, 2016.
(3) Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate Offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON MAY __, 2016

KINERJAPAY CORP.

1,450,000 SHARES OF COMMON STOCK

The selling shareholders (the "Selling Security Holders") named in this prospectus (the "Prospectus") are offering all of the shares of common stock (the "Common Stock") of KinerjaPay Corp. f/k/a Solarflex Corp., a Delaware corporation ("Kinerjapay," the "Company" or the "Registrant") offered through this Prospectus. We are filing the registration statement (the "Registration Statement"), of which this Prospectus forms a part, in order to permit the Selling Security Holders to sell their restricted shares of Common Stock, and restricted shares underlying warrants issued in by the Registrant in a series of transactions exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to the provisions of Regulation D and Regulation S promulgated by the United States Securities and Exchange Commission (the "SEC") under the Act. The Common Stock to be sold by the Selling Security Holders as provided in the "Selling Security Holders section of this Prospectus have already been issued.

Reference is made to the disclosure under "Selling Security Holders" and "Description of Securities to be Registered" below. The outstanding shares of Common Stock described above were previously issued in private placement transactions, including unit offerings, under Regulation D and Regulation S completed prior to the filing of the Registration Statement of which this Prospectus forms a part. We will not receive any proceeds from the sale of the Common Stock covered by this Prospectus in connection with the offering (the "Offering").

Our Common Stock is subject to quotation on OTCQB Market under the symbol KPAY. On May 11, 2016, the reported sales price for our Common Stock was $0.77 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our Common Stock. The prices at which the Selling Security Holders may sell the shares of Common Stock in this Offering will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" to read about factors you should consider before buying shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: May __, 2016

TABLE OF CONTENTS

Please read this Prospectus carefully and in its entirety. This Prospectus contains disclosure regarding our business, our financial condition and results of operations and risk factors related to our business and our Common Stock, among other material disclosure items. We have prepared this Prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The Registration Statement containing this Prospectus, including the exhibits to the Registration Statement, provides additional information about our Company and the Common Stock offered under this Prospectus. The Registration Statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading "Where You Can Find More Information."

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision. In this Prospectus, the terms "KinerjaPay" "Company," "Registrant," "we," "us" and "our" refer to KinerjaPay Corp., a Delaware corporation.

Business Plan

The Company was incorporated in Delaware on February 12, 2010 under the name Solarflex Corp. for the purpose of developing, manufacturing and selling a solar photovoltaic element, a device that converts light into electrical flow (also known as a photovoltaic cell) based on certain proprietary technology to improve solar energy conversion and provide energy at a lower cost.

We did not generate any revenues from the sale of any solar photovoltaic element, nor did we successfully manufacturer or construct a working prototype, either on our own or through third-party manufacturers. We determined during the 4th quarter of 2015 to evaluate potential business opportunities.

On December 1, 2015, the Company entered into a license agreement (the "License Agreement") with PT Kinerja Indonesia, an entity organized under the laws of Indonesia and controlled by Mr. Ng ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain technology and intellectual property (the "KinerjaPay IP") and its website, KinerjaPay.com. Pursuant to the License Agreement, the Company was granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce portal.

In connection with the License Agreement, we agreed to: (i) change the name of the Company from Solarflex Corp to KinerjaPay Corp.; (ii) implement a reverse split of our common stock on a one-for-thirty (1:30) basis; and raise equity capital in the minimum offering amount of $500,000 and the maximum offering amount of $2,500,000 through the offering of units at a price of $0.50, each Unit, each consisting of 1 share of common stock (post-reverse) and 1 class A warrant exercisable for a period of 24 months to purchase 1 additional share of common stock (post-reverse) at $1.00. The Unit Offering was made only to "accredited investors" who are not U.S. Persons in reliance upon Regulation S promulgated by the SEC under the Securities Act of 1933, as amended (the "Act"). On January 20, 2016, the Company closed the Minimum Offering after it received subscription proceeds in excess of $500,000. To date, we have raised $725,000 under the Unit Offering, while the Unit Offering is continuing.

As of March 10, 2016, the Company's name change to KinerjaPay Corp. and its one-for-thirty (1:30) reverse stock split became effective. The Company's shares of common stock are subject to quotation on the OTCQB market under the symbol "KPAY."

Our principal products and services are: (i) our electronic payment service (the "EPS"); and (ii) our virtual marketplace (the "Marketplace") both of which are available on our portal under the domain name KinerjaPay.com (the "Portal"). Our Android-based mobile app not only serves as an extension of desktop or laptop access to our website, but has additional in-app services that cater to mobile users, such as social engagement and digital entertainment (the "Mobile App"). We believe that in combining our EPS function ("PAY") with the ability to buy and sell products via our virtual marketplace ("Buy") enhanced by a gamification component ("Play") our customers and merchants are enticed to return more often and increase their loyalty to our services.

Indonesia, the world's fourth most-populous country, having a population estimated to be 255 million people, is rapidly becoming the major economic power in the Southeast Asia region. Over 50% of its population is below the age of 30, and as a result, we believe that the young Indonesian population is highly adaptive to new technology. The rise of cheap Smartphones and tablets that sell for less than US$100 is rapidly broadening internet access and pushing the nascent Indonesian e-commerce market toward a critical point in terms of scale and profitability, in spite of significant challenges due to poor infrastructure and payment systems. The number of internet users is excepted to double to 125 million by 2017 and Smartphone ownership is to rise from 20 per cent to 52 per cent in the same period, the highest percentage compared to other Southeast Asian countries, according to Redwing, an advisory group.

Our Kinerja.com platform was launched in February 2015 but has already achieve significant market acceptance evidenced by more than 13,000 users/customers and more than 78,000 e-commerce transactions during 2015.

Notwithstanding our belief that our Portal represents a significant advance as compared to other Indonesian portals, there are a number of potential difficulties that we might face, including the following:

• Competitors may develop alternatives that render our Portal services redundant or unnecessary;
• We may not obtain and maintain sufficient protection of our intellectual property;
• Our proprietary technology may be shown to have characteristics that may render it insufficient for our business;
• Our Portal may not become widely accepted by consumers and merchants; and
• Strict, new government regulations and inappropriate e-commerce policies, especially in an emerging economy such as Indonesia, may hinder the growth of the e-commerce market; and
• We may not be able to raise sufficient additional funds to fully implement our business plan and grow our business.

To date, we have raised $725,000 in equity under the Unit Offering and we may be expected to require up to an additional $2.5 million in capital during the next 12 months to fully implement our business plan and fund our operations.

Summary of Risk Factors

This offering involves substantial risk. Our ability to execute our business strategy is also subject to certain risks. The risks described under the heading "Risk Factors" included elsewhere in this prospectus may cause us not to realize the full benefits of our business plan and strategy or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

• Our Auditor has expressed substantial doubt as to our ability to continue as a going concern.
• Our limited operating history does not afford investors a sufficient history on which to base an investment decision.
• Our revenues will be dependent upon acceptance of our Portal by consumers and merchants. The failure of such acceptance will cause us to curtail or cease operations.
• We face substantial and increasing competition in the Indonesian e-commerce market.
• We cannot be certain that we will obtain patents for our proprietary technology or that such patents will protect us.
• The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.
• Our stock is thinly traded, sale of your holding may take a considerable amount of time.

Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading "Risk Factors."

Where You Can Find Us

The Company's principal executive office and mailing address is at Jl. Multatuli, No.8A, Medan, 20151; Indonesia, Phone: +62-819-6016-168

Our Filing Status as a "Smaller Reporting Company"

We are a "smaller reporting company," meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. As a "smaller reporting company," the disclosure we will be required to provide in our SEC filings are less than it would be if we were not considered a "smaller reporting company." Specifically, "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a "smaller reporting company" may make it harder for investors to analyze the Company's results of operations and financial prospects.

The Offering
Common Stock offered by Selling Shareholders	We are registering 1,450,000 shares of Common Stock.
Common stock outstanding before and after the Offering	7,467,013 shares of Common Stock before and after the offering
Terms of the Offering	The Selling Security Holders will determine when and how they will sell the Common Stock offered in this Prospectus. The prices at which the Selling Security Holders may sell the shares of Common Stock in this Offering will be determined by the prevailing market price for the shares of Common Stock or in negotiated transactions.
Termination of the Offering	The Offering will conclude upon such time as all of the Common Stock has been sold pursuant to the Registration Statement.
Trading Market	Our Common Stock is subject to quotation on the OTCQB Market under the symbol "KPAY".
Use of proceeds	The Company is not selling any shares of the Common Stock covered by this Prospectus. As such, we will not receive any of the Offering proceeds from the registration of the shares of Common Stock covered by this Prospectus.
Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of his/her/its entire investment. See "Risk Factors".

SUMMARY OF FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The balance sheet and the statement of operations data are derived from our unaudited interim financial statements for the years ended December 31, 2015 and 2014.

Statement of Operations Data:

	For the Year	For the Year
	Ended December 31, 2015	December 31, 2014
Revenues	$-	$-
Total general and administrative expenses	44,932	108,240
Total operating expenses	(44,932)	(108,240)
Interest expense	(11,809)	(9,161)
Amortization expense	37,058	-
Loss on extinguishment of debt	(199,305)	-
Net loss	$(293,104)	$(188,265)
Net Loss Per Share – Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Number of Shares Outstanding - Basic and Diluted	136,275,147	135,183,552

Balance Sheet Data:

December 31, 2015
Cash and restricted cash	$250,194
Total assets	250,194
Total current liabilities	274,467
Total liabilities	274,467
Total stockholders' deficit	$(24,273)
Total liabilities and shareholders' deficit	$250,194

Special Note Regarding Forward-Looking Statements

The information contained in this Prospectus, including in the documents incorporated by reference into this Prospectus, includes some statements that are not purely historical and that are "forward-looking statements." Such forward-looking statements include, but are not limited to, statements regarding our management's expectations, hopes, beliefs, intentions and/or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "potential," "predicts," "projects," "seeks," "should," "would" and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

RISK FACTORS

The shares of our Common Stock being offered for resale by the Selling Shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the Common Stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating our business before purchasing any shares of Common Stocks. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this Prospectus before investing in our Common Stock.

Risks Associated With Our Business

Our Independent Registered Public Accounting Firm has expressed substantial doubt as to our ability to continue as a going concern.

The audited financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result if we cease to continue as a going concern. We believe that in order to continue as a going concern, including the costs of being a public company, we will need approximately $30,000 per year simply to cover the administrative, legal and accounting fees. We plan to fund these expenses primarily through cash flow, the sale of restricted shares of our Common Stock, and the issuance of convertible notes.

Based on our financial statements for the years ended December 31, 2015 and 2014, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. To date we have not generated any revenue.

Notwithstanding our success in raising over $725,000 from the private sale of equity securities in 2016 and our expectation that we will be successful in raising up to an additional $2.5 million during 2016, there can be no assurance that we will continue to be successful in raising equity capital and have adequate capital resources to fund our operations or that any additional funds will be available to us when needed or at all, or, if available, will be available on favorable terms or in amounts required by us. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our plan of operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

On December 1, 2015, we were granted an exclusive, world-wide license by PT Kinerja Indonesia, our licensor, to KinerjaPay IP and its website, KinerjaPay.com, an e-commerce platform that provides users with the convenience of EPS for bill transfer and our Marketplace. Our Portal was first launched by PT Kinerja Indonesia in February 2015 and only has a limited operating history. See the disclosure under "Description of Business" and in Risk Factors below. As a result of our limited operating history, we may not become profitable in the near future, if at all. If we are unable to reach profitability, our stock price would decline and our ability to continue to raise capital, either equity or debt, may be adversely effected. The long-term revenue and income prospects of our business and the market for electronic online payments have not been proven. We will encounter risks and difficulties commonly faced by early-stage companies in new and rapidly evolving markets.

We plan to make significant investments using our recently raised equity capital in our newly-organized Indonesian subsidiary, PT Kinerja Pay Indonesia, which entity will conduct all of our business activities related to out Portal. Notwithstanding our ability to having raised equity capital to date and our expectation to be able to raise up to an additional $2.5 million during 2016, we may not be able to achieve profitability in the foreseeable future, if at all. Our ability to achieve profitability will depend on, among other things, market acceptance of our Portal and our ability to compete effectively with other e-commerce businesses operating in Indonesia and potentially in the wider Southeast Asian market. We cannot assure you that the relatively new market for our EPS and our Marketplace will remain viable in Indonesia. We expect to invest substantial amounts to:

• Drive consumer and merchant awareness to our EPS and Marketplace;
• Persuade consumers and merchants to sign up for and use our EPS product and use our Marketplace;
• Improve our system infrastructure to handle seamless processing of transactions;
• Continue to develop our Portal;
• Expand into international markets; and
• Broaden our customer base.

We may fail to implement successfully these objectives. This would adversely impact our revenues. There can be no assurance at this time that we will be able to operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

• competition;
• need for acceptance of our Portal;
• ability to develop a brand identity;
• ability to anticipate and adapt to a competitive market;
• ability to effectively manage rapidly expanding operations;
• amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and
• dependence upon key personnel to market our product and the loss of one of our key managers may adversely affect the marketing of our product.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely effected.

Our revenues will be dependent upon acceptance of our Portal by the Indonesian Consumers. The failure of such acceptance will cause us to curtail or cease operations.

Uncertainty exists as to whether our Portal will be accepted by the Indonesian consumer. A number of factors may limit the market acceptance of our Portal, including the availability of alternative electronic payment portals and the fees for our services relative to alternative electronic payment services and other virtual marketplaces. There is a risk that potential customers and merchants will be encouraged to continue to use other portals and/or electronic payment services instead. We are assuming that, notwithstanding the fact that our Portal is new in the Indonesian market, potential customers will elect to use our Portal.

Our revenues are expected to come from the sale of our Portal services. As a result, we will continue to incur operating losses until such time as our revenues reach a mature level and we are able to generate sufficient cash flow to meet our operating expenses. There can be no assurance that the market will adopt our Portal. In the event that we are not able to successfully market and significantly increase the number of Portal users, or if we are unable to charge the necessary fees, our financial condition and results of operations will be materially and adversely affected.

Software failures, breakdowns in the operations of the servers and communications systems upon which we must rely or glitches or malfunctions in our Portal technology could hurt our reputation, revenues and profitability.

Our success depends on the efficient and uninterrupted operation of the servers and communications systems owned and operated by PT Kinerja Indonesia, an entity controlled by our controlling shareholder and CEO, Mr. Ng. We have entered into an agreement with PT Kinerja Indonesia to operate all of the servers, as well as provide hosting and maintenance services and the infrastructure systems, upon which we rely. A failure of these systems and services could impede our business by delays in processing of data, delivery of databases and services, client data and day-to-day management of our business. While all of our operations will have disaster recovery plans in place, they might not adequately protect us. Despite any precautions we take and PT Kinerja Indonesia already has in place, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at their computer facilities could result in interruptions in the flow of data to our customers. In addition, any failure by the computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a server failure, we could be required to transfer our client/customer data operations to an alternative provider of server hosting services. Such a transfer could result in delays in our ability to deliver our services to our customers.

To the extent that glitches or errors cause our Portal to malfunction and our customers' use of our Portal is interrupted, our reputation could suffer and our potential revenues could decline or be delayed until such glitches or errors are remedied, which will not be within our control. We may also be subject to liability for the glitches and malfunctions. There can be no assurance that, despite the expertise of PT Kinerja Indonesia, glitches and/or errors in our service or new releases or upgrades will not occur, resulting in loss of future revenues or delay in market acceptance, diversion of development resources, damage to our reputation, potential litigation, or increased service costs, any of which would have a material adverse effect upon our business, operating results and financial condition.

Long-term disruptions in the Portal infrastructure provided by PT Kinerja Indonesia caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving locations in Indonesia for which we will have no control, could adversely effect our e-commerce business. Although, we plan to carry property and business interruption insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur.

We face risks related to the storage of customers' confidential and proprietary information.

Our Portal, which is maintained by PT Kinerja Indonesia, is designed to maintain the confidentiality and security of our customers' confidential and proprietary data that are stored on their server systems, which may include sensitive personal data. However, any accidental or willful security breaches or other unauthorized access to these data could expose us to liability for the loss of such information, time-consuming and expensive litigation and other possible liabilities as well as negative publicity which may be expected to adversely effect our business and operations. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are difficult to recognize and react to. We rely on PT Kinerja Indonesia, which may be unable to anticipate these techniques or implement adequate preventative or reactionary measures.

We might incur substantial expense to further develop and commercially exploit our Portal which may never become sufficiently successful.

Our growth strategy requires the successful expansions of our e-commerce business. Although management will take every precaution to ensure that our Portal will, with a high degree of likelihood, achieve market acceptance and therefore commercial success, there can be no assurance that this will be the case. The causes for commercial failure can be numerous, including:

• market demand for our EPS and Marketplace proves to be smaller than we expect;
• competitive e-commerce providers, either presently operating in the Indonesian market or who are to join our market may have superior features, more competitive prices and/or fees, better performance and, as a result, greater market acceptance;
• further Portal development turns out to be more costly than anticipated or takes longer;
• our Portal requires significant adjustment to changing market conditions, rendering the Portal uneconomic or extending considerably the likely investment return period;
• additional regulatory requirements are imposed which increase the overall costs of running our Portal;
• Customers may be unwilling to adopt and/or use our Portal.

Card association rules may change or certain practices could negatively affect our business and, if we do not comply with these rules, could result in our inability to accept credit cards. If we are unable to accept credit cards, our competitive position would be critically damaged.

We are not a bank and as a result we are barred from belonging to and directly access the credit card associations or the bank payment network. We must therefore rely on banks and their service providers to process our transactions. We must comply with the operating rules of the credit card associations and bank payment networks as they apply to merchants. The associations' member banks set these rules, and the associations interpret the rules. Some of those member banks compete with us. Credit card associations could adopt new operating rules or interpretations of existing rules which we may find difficult or even impossible to comply with, in which case we could lose our ability to give customers the option of using credit cards to support their payments. If we were unable to accept credit cards our competitive position would be critically damaged.

We face considerable risks of loss due to fraud and/or disputes between senders and recipients. If we are unable to deal effectively with losses from fraudulent transactions, our losses from fraud would increase, and our business would be materially adversely effected.

We face significant risks of loss due to fraud and disputes between senders and recipients, including:

• unauthorized use of credit cards and bank account information and identity theft;
• merchant fraud and other disputes;
• system security breaches;
• fraud by employees; and
• use of our system for illegal purposes.

When a sender pays a merchant for goods or services through our Portal using a credit card and the cardholder is defrauded or otherwise disputes the charge, the full amount of the disputed transaction gets charged back to us and our credit card processor levies additional fees against us, unless we can successfully challenge the chargeback. Chargebacks may arise from the unauthorized use of a cardholder's card number or from a cardholder's claim that a merchant failed to perform. If our chargeback rate becomes excessive, credit card associations also can require us to pay fines and could terminate our ability to accept their cards for payments. We cannot assure you that chargebacks will not arise in the future.

We have taken measures to detect and reduce the risk of fraud, but we cannot assure you of these measures' effectiveness. If these measures do not succeed, our business will be adversely effected.

We may incur chargebacks and other losses from merchant fraud, payment disputes and insufficient funds, and our liability from these items could have a material adverse effect on our business and result in our losing the right to accept credit cards for payment as a result of which our ability to compete could be impaired, and our business would suffer.

While we did not incur any chargebacks during 2015 and during the three months ended March 31, 2016, we may incur losses from merchant fraud, including claims from customers that merchants have not performed, that their goods or services do not match the merchant's description or that the customer did not authorize the purchase. Our liability for such items could have a material adverse effect on our business, and if they become excessive, could result in our losing the right to accept credit cards for payment.

Unauthorized use of credit cards and bank accounts could expose us to substantial losses. If we are unable to detect and prevent unauthorized use of cards and bank accounts, our business would suffer.

The highly automated nature of our Portal makes us an attractive target for fraud. In configuring our Portal technology, we face an inherent trade-off between customer convenience and security. We believe that several of our current and former competitors in the electronic payments business have gone out of business or significantly restricted their businesses largely due to losses from this type of fraud. We expect that technically knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. During 2015 and during the three months ended March 31, 2016, we did not incur any chargebacks but there can be no assurance that we will not incur chargebacks in the future.

Security and privacy breaches in our Portal may expose us to additional liability and result in the loss of customers, either of which events could harm our business and cause our stock price to decline.

Our inability, or the inability of PT Kinerja Indonesia, as the case may be, to protect the security and privacy of our electronic transactions could have a material adverse effect on our profitability. A security or privacy breach could:

• expose us to additional liability;
• increase our expenses relating to resolution of these breaches; and
• discourage customers from using our product.

The type and scale of electronic payments that we handle for our customers makes us vulnerable to employee fraud or other internal security breaches and, as a result, our business would suffer. We cannot assure you that our internal security systems will prevent material losses from employee fraud and that our system applications designed for data security will effectively counter evolving security risks or address the security and privacy concerns of existing and potential customers. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations.

Our Portal might be used for illegal or improper purposes, which could expose us to additional liability and harm our business.

Despite measures we have taken to detect and prevent identify theft, unauthorized uses of credit cards and similar misconduct, our electronic online payment portal remains susceptible to potentially illegal or improper uses. These may include illegal online gaming, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. Despite measures we have taken to detect and lessen the risk of this kind of conduct, we cannot assure you that these measures will succeed. Our business could suffer if customers use our system for illegal or improper purposes.

In addition, we classify merchants who historically have experienced significant chargeback rates as higher risk. The legal status of many of these higher risk accounts is uncertain, and if these merchants are prohibited or restricted from operating in the future, our revenue from fees generated from these accounts would decline. Proposed legislation has been introduced in Indonesia that operation of an Internet gaming business, sales of alcoholic beverages and other activities violates Indonesian law, and to prohibit payment processors such as us from processing payments for those activities. If merchants accept these illegal activities, we could be subject to civil and criminal lawsuits, administrative action and prosecution for, among other things, money laundering or for aiding and abetting violations of law. We would lose the revenues associated with these accounts and could be subject to material penalties and fines, both of which would seriously harm our business.

We face substantial and increasing competition in the Indonesian e-commerce market.

The market in which we operate is intensely competitive. We currently and potentially compete with a wide variety of electronic payment providers and online and offline companies marketplaces providing goods and services to consumers and merchants . The Internet and mobile networks provide new, rapidly evolving and intensely competitive channels for electronic payment services and marketplaces to sell all types of goods and services. We compete in two-sided markets, and must attract both buyers and sellers to use our Marketplace. Consumers who purchase or sell goods through our Marketplace have more and more alternatives, and merchants have more channels to reach consumers. We expect competition to continue to intensify. Online and offline businesses increasingly are competing with each other and our competitors include a number of online and offline retailers with significant resources, large user communities and well-established brands. Moreover, the barriers to entry into these channels can be low, and businesses easily can launch online sites or mobile platforms and applications at nominal cost by using commercially available software or partnering with any of a number of successful e-commerce companies. As we respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that may be controversial with and lead to dissatisfaction among users, which could reduce activity on our Portal and harm our profitability.

Some of our competitors are well known, more established and better capitalized than we are and we may be unable to establish market share. As such, they may have at their disposal greater marketing strength and economies of scale and, as they may have additional products and/or services at more competitive price. They may also have more resources to expend to create more innovative payment processing products in competition with ours. Accordingly, we may not be successful in competing effectively for market share.

The market we operate in emerging, intensely competitive and characterized by rapid technological change. We compete with existing electronic payment services and virtual marketplaces, including, among others:

• Tokopedia
• Bukalapak
• Lazada
• Zalora
• OLX
• Blibli
• Payment processors such as Doku and Veritrans

Our competitors may respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can. These competitors have offered, and may continue to offer, their services for free in order to gain market share and we may be forced to lower our prices in response.

Our status under certain Indonesian and international financial services regulation is unclear. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability, force us to change our business practices or force us to cease offering our current product.

We operate in an industry subject to government regulation. We currently are subject to Indonesian regulations in our role as money transfer agent and are therefore subject to Indonesian electronic fund transfer and money laundering regulations. In the future, we might be subjected to:

• banking regulations;
• additional money transmitter regulations and money laundering regulations;
• international banking or financial services regulations or laws governing other regulated industries; or
• U.S. and international regulation of Internet transactions.

If we are found to be in violation of any current or future regulations, we could be:
• exposed to financial liability, including substantial fines which could be imposed on a per transaction basis and disgorgement of our profits;
• forced to change our business practices; or
• forced to cease doing business altogether or with the residents of one or more states or countries.

However, we cannot assure you that the steps we have taken to address any regulatory concerns will be effective. If we are found to be engaged in an unauthorized banking business, we might be subject to monetary penalties and adverse publicity and might be required to cease doing business. Even if the steps we have taken to resolve any concerns are deemed sufficient by the regulatory authorities, we could be subject to fines and penalties for our prior activities. The need to comply with laws prohibiting unauthorized banking activities could also limit our ability to enhance our services in the future.

Our financial success will remain highly sensitive to changes in the rate at which our customers fund payments using credit cards rather than bank account transfers. Our profitability could be harmed if the rate at which customers fund using credit cards goes up.

We pay significant transaction fees when senders fund payment transactions using credit cards, nominal fees when customers fund payment transactions by electronic transfer of funds from bank accounts and no fees when customers fund payment transactions from an existing account balance with us. Senders may resist funding payments by electronic transfer from bank accounts because of the greater protection offered by credit cards, including the ability to dispute and reverse merchant charges, because of frequent flier miles or other incentives offered by credit cards or because of generalized fears regarding privacy or loss of control in surrendering bank account information to a third party.

We rely on financial institutions to process our payment transactions. Should any of these institutions decide to stop processing our payment transactions, our business could suffer.

Not being a bank, we cannot belong to and directly access the credit card associations or the bank payment network. As a result, we must rely on banks or their independent service operators to process our transactions. Bank Central Asia ("BCA") currently processes our bank transactions and our credit card transactions. BCA also provides payment processing services to some of our competitor and offers credit card processing services directly to online merchants. If we could not obtain processing services on acceptable terms, and if we could not switch to another processor quickly and smoothly, our business could suffer materially.

Increases in credit card processing fees could increase our costs, affect our profitability, or otherwise limit our operations.

From time to time, credit card associations increase the interchange fees that they charge for each transaction using their cards. Our credit card processors have the right to pass any increases in interchange fees on to us. Any such increased fees could increase our operating costs and reduce our profit margins. Furthermore, our credit card processors require us to pledge cash as collateral with respect to our acceptance of certain credit cards and the amount of cash that we are required to pledge could be increased at any time.

Customer complaints or negative publicity about our product and customer service could affect use of our product adversely and, as a result, our business could suffer.

Customer complaints or negative publicity about our Portal could diminish consumer confidence in and use of our EPS and Marketplace. Breaches of our customers' privacy and our security measures could have the same effect. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. We may receive negative media coverage, as well as public criticism regarding customer disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could impact our profitability significantly. The number of customer service and sales representatives that PT Kinerja Indonesia employees is expected to increase from currently 5 throughout 2016. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers' confidence.

We have limited experience in managing and accounting accurately for large amounts of customer funds. Our failure to manage these funds properly would harm our business.

Our ability to manage customer funds requires a high level of internal controls. We have neither an established operating history nor proven management experience in maintaining, over a long term, these internal controls. As our business continues to grow, we must strengthen our internal controls accordingly. Our success requires customer's confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain controls or to manage customer funds could diminish customer use of our Portal severely.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

In recent years, there have been several changes in laws, rules, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and various other new regulations promulgated by the SEC and rules promulgated by the national securities exchanges.

The Dodd-Frank Act, enacted in July 2010, expands federal regulation of corporate governance matters and imposes requirements on publicly-held companies, including us, to, among other things, provide stockholders with a periodic advisory vote on executive compensation and also adds compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act were effective upon enactment, others will be implemented upon the SEC's adoption of related rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain.

In addition, Sarbanes-Oxley specifically requires, among other things, that we maintain effective internal control over financial reporting and disclosure of controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley Act ("Section 404"), and our independent registered public accounting firm is required to attest to our internal control over financial reporting.

Our testing, or the subsequent testing by our independent registered public accounting firm may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expenses and expend significant management efforts. We currently have limited internal audit capabilities and will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

These and other new or changed laws, rules, regulations and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. We continually evaluate and monitor regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Online payment processing liability is inherent in the industry and insurance is expensive and difficult to obtain, we may be exposed to large lawsuits.

Our business exposes us to potential liability risks, which are inherent in the e-commerce business. While we will take precautions we deem to be appropriate to avoid potential liability suits against us, there can be no assurance that we will be able to avoid significant liability exposure. Liability insurance for electronic payment processing industry is generally expensive. We plan to obtain liability professional indemnity insurance coverage for our Portal services. There can be no assurance that we will be able to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful liability claim brought against us may exceed any insurance coverage secured by us and could have a material adverse effect on our results or ability to continue our Portal.

We may need to raise additional capital to fund continuing operations and an inability to raise the necessary capital or to do so on acceptable terms could threaten the success of our business.

We currently anticipate that our available capital resources will be sufficient to meet our expected working capital and capital expenditure requirements for the six-month ended June 30, 2016. We anticipate that we may require an additional funding during 2016. However, such resources may not be sufficient to fund the long-term growth of our business. If we determine that it is necessary to raise additional funds, we may choose to do so through strategic collaborations, licensing arrangements, public or private equity or debt financing, a bank line of credit, or other arrangements.

We cannot be sure that any additional funding will be available on terms favorable to us or at all. Any additional equity financing may be dilutive to our stockholders, new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock. Debt or equity financing may subject us to restrictive covenants and significant interest costs. If we obtain funding through a strategic collaboration or licensing arrangement, we may be required to relinquish our rights to our product or marketing territories. If we are unable to obtain the financing necessary to support our operations, we may be required to defer, reduce or eliminate certain planned expenditures or significantly curtail our operations.

We may need to increase the size of our organization, and may experience difficulties in managing growth.

At present, we are a small company. We expect to experience a period of expansion in headcount, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate new managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

The loss of key personnel could adversely affect our business. We may not be able to hire and retain qualified personnel to support our growth.

Our success depends to a significant extent upon the efforts of Mr. Edwin Ng, our Chairman and controlling shareholder, and other key personnel that we expect to join us during the remainder of 2016. The loss of the services of such personnel and the inability to hire and retain of such personnel could adversely affect our business and our ability to implement our growth plan. We cannot assure you that the services of the members of our management team will continue to be available to us, or that we will be able to find a suitable replacement for any of them. We do not have key man insurance on any members of our management team. If any member of our management team were to die and we are unable to replace them for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

Our success is dependent upon our ability to attract, train, manage and retain qualified personnel. There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to implement our strategy to grow our business.

We plan to grant stock options or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance and aligning the interests of employees with those of our stockholders. There are currently no options and/or equity awards outstanding. If we are unable to adopt, implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees, including qualified technical personnel, and attract additional qualified candidates, our business and results of operations could be adversely effected.

We may not be able to successfully expand our business through acquisitions.

We review corporate and product acquisitions as a part of our growth strategy. If we decided to undertake an acquisition, we may not be able to successfully integrate it in order to realize the full benefit of such acquisition. Factors which may affect our ability to grow successfully through acquisitions include:

• inability to identify suitable targets given the relatively narrow scope of our business;
• inability to obtain acquisition or additional working capital financing due to our financial condition;
• difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits;
• diversion of management's attention from current operations;
• the possibility that we may be adversely affected by risk factors facing the acquired companies;
• acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common shares to the shareholders of the acquired company, dilutive to our existing shareholders;
• potential losses resulting from undiscovered liabilities of acquired companies not covered by the indemnification we may obtain from the seller; and
• loss of key employees of the acquired companies.

We have limited experience competing in international markets, where we hope to compete, beyond Indonesia. Our international expansion plans will expose us to greater political, intellectual property, regulatory, exchange rate fluctuation and other risks, which could harm our business.

We intend to expand use of our EPS and Marketplace in selected international markets, initially in the Southeast Asian region. If we are unable to execute our expansion into international markets, our business could suffer. Accordingly, we anticipate devoting significant resources and management attention to expanding international opportunities. Expanding internationally subjects us to a number of risks, including:

• greater difficulty in managing foreign operations;
• expenses associated with localizing our products, including offering customers the ability to transact business in major currencies in addition to the Indonesian Rupiah;
• laws and business practices that favor local competitors;
• multiple and changing laws, tax regimes and government regulations;
• foreign currency restrictions and exchange rate fluctuations;
• changes in a specific country's or region's political or economic conditions; and
• differing intellectual property laws.

Risks Related to Our Common Stock

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Edwin Ng, our Control Shareholder and Chairman owns approximately 40% of our common stock and may be able to influence the outcome of stockholder votes and their interests may differ from other stockholders.

As of May 11, 2016, our control shareholder, executive officer and director beneficially owns 3,000,000 shares of our Common Stock representing approximately 40% of our outstanding Shares, excluding Shares underlying options and warrants. Subject to any fiduciary duties owed to our other stockholders under Delaware law, these stockholders may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Some of these persons may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree. The concentration of ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price of our stock. In addition, these stockholders could use their voting influence to maintain our existing management and directors in office, delay or prevent changes in control of the Company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 500,000,000 shares of Common Stock, $0.0001 par value per share. We have approximately 492,533,00 shares of Common Stock available for issuance. Additional shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our Common Stock.

Our Certificate of Incorporation, as amended, authorizes 10,000,000 shares of preferred stock, $0.0001 par value per share none of which are issued and outstanding as of the date of this registration statement. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof. Accordingly, the board of directors may issue preferred stock which may convert into large numbers of shares of Common Stock and consequently lead to further dilution of other shareholders.

We have never paid cash dividends and do not anticipate doing so in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Our Common Stock is subject to the "Penny Stock" rules of the SEC and the trading market in our stock is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

• That a broker or dealer approve a person's account for transactions in penny stocks; and
• The broker or dealer receives a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

• Obtain financial information and investment experience objectives of the person; and
• Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

• Sets forth the basis on which the broker or dealer made the suitability determination; and
• That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority, Inc. ("FINRA") sales practice requirements may limit a shareholder's ability to trade our Common Stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our stock is thinly traded, sale of your holding may take a considerable amount of time.

The shares of our Common Stock are thinly-traded on the OTCQB Market, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices may be relatively small or non-existent. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our Common Stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer's independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.

We expect to incur expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us, we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal controls over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our Common Shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.02 to a high of $1.20 since 2013. Many factors could have a significant impact on the future price of our common shares, including:

• our inability to raise additional capital to fund our operations;
• our failure to successfully implement our business objectives and strategic growth plans;
• compliance with ongoing regulatory requirements;
• market acceptance of our product;
• changes in government regulations;
• general economic conditions and other external factors; and
• actual or anticipated fluctuations in our quarterly financial and operating results; and the degree of trading liquidity in our common shares.

Our annual and quarterly results may fluctuate, which may cause substantial fluctuations in our common stock price.

Our annual and quarterly operating results may in the future fluctuate significantly depending on factors including the volume of electronic transactions, new Portal updates by us and other competitors, gain or loss of significant customers, pricing of our Portal fees, the timing of expenditures and economic conditions. Revenues related to our electronic payment processing are required to be recognized upon satisfaction of all applicable revenue recognition criteria. The recognition of revenues from our Portal fees is dependent on a number of factors, including, but not limited to, the terms of any license agreement and the timing of Portal transactions by our customers.

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter or year, which may cause downward pressure on our common stock price. We expect quarterly and annual fluctuations to continue for the foreseeable future.

Delaware law contains provisions that could discourage, delay or prevent a change in control of our Company, prevent attempts to replace or remove current management and reduce the market price of our stock.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors to issue up to ten million shares of "blank check" preferred stock. As a result, without further stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of the DGCL. Under these provisions, if anyone becomes an "interested stockholder," we may not enter into a "business combination" with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change in control of us. An "interested stockholder" is, generally, a stockholder who owns 15% or more of our outstanding voting stock or an affiliate of ours who has owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in the DGCL.

Our quarterly operating results fluctuate and may not predict our future performance accurately. Variability in our future performance could cause our stock price to fluctuate and decline.

We expect our quarterly results will fluctuate in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

• changes in our costs, including interchange and transaction fees charged by credit card associations, and our transaction losses;
• changes in our pricing policies or those of our competitors;
• relative rates of acquisition of new customers;
• seasonal patterns, including increases during the holiday season;
• delays in the introduction of new or enhanced services, software and related products by us or our competitors or market acceptance of these products and services; and
• other changes in operating expenses, personnel and general economic conditions.

As a result, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Shareholders as described below in the sections entitled "Selling Security Holders" and "Plan of Distribution." We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

DILUTION

The Common Stock to be sold by the Selling Shareholders as provided in the "Selling Security Holders" section is Common Stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders, the number of shares of Common Stock beneficially owned as of the date of our Registration Statement, of which this Prospectus is a part, and the number of shares of Common Stock being offered by the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares nor are the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders.

		Date of	Common Stock Beneficially	Common Stock	Common Stock
Name	First Name	Issuance	Owned Prior to Offering	to Be Offered	Owned After Offering
PT. Stareast Asset Management (1)	-	01/01/2016	640,000	640,000	0
Limas	Firman Eddy	01/15/2016	140,000	140,000	0
Danil	Christopher	01/18/2016	20,000	20,000	0
Wibobo	Eric	01/15/2016	40,000	40,000	0
Pang	Henful	01/15/2016	40,000	40,000	0
Tjahjono	Hendro	01/15/2016	20,000	20,000	0
Budianto	Jusuf	01/14/2016	20,000	20,000	0
Kin Harn	Lau	01/13/2016	20,000	20,000	0
Widjaja	Stephanus Titus	01/15/2016	20,000	20,000	0
Kurniadi	Stephan	01/14/2016	20,000	20,000	0
Litansen	Andy	01/19/2016	30,000	30,000	0
Farida	Djohan	02/07/2016	150,000	150,000	0
Silvia	Silvia	02/07/2016	50,000	50,000	0
Goenawan	Alfred Herman	02/27/2016	200,000	200,000	0
Nah Kim Boon	Jeffrey	02/25/2016	20,000	20,000	0
Yohansha	Daniel	02/29/2016	20,000	20,000	0
Total			1,450,000	1,450,000

(1) Wendy Teoh, an Indonesian resident and citizen, exercises the sole voting and dispositive powers with respect to the shares offered.

None of the selling shareholders, other than PT Stareast Asset Management, who is a 5% shareholder, has any material relationship with the Company or its subsidiary. None of the other Selling Security Holders or their beneficial owners are officers or directors of the Company or its wholly-owned subsidiary PT Kinerja Pay Indonesia. None of the other Selling Security Holders or their beneficial owners:

- has had a material relationship with us other than as a shareholder at any time within the past three years; or
- has ever been one of our officers or directors or an officer or director of our predecessors or affiliates;
- are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This Prospectus relates to the resale of up to 1,450,000 shares of our Common Stock.

The Selling Shareholders and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of Common Stock on any market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;
•	facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any broker-dealers or agents, upon completing the sale of any of the shares offered in this Prospectus, may be deemed to be "underwriters" as that term is defined under the Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

We know of no existing arrangements between the Selling Shareholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the Selling Shareholders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $30,000.

A Selling Shareholder may pledge his/her/its shares to their respective brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares of Common Stock. The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such person. The Selling Shareholders is not permitted to engage in short sales of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 510,000,000 shares of capital stock, $0.0001 par value per share, consisting of 10,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of Common Stock, $0.0001 par value per share. As of May 11, 2016, no preferred shares issued and outstanding. The Board of Directors has the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock.

Common Stock

We are authorized to issue 500,000,000 shares of Common Stock, $0.0001 par value per share. As of May 11, 2016, we had 7,467,013 shares of Common Stock issued and outstanding.

Each share of Common Stock shall have one (1) vote per share for all purpose. Our Common Stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent and Registrar

The transfer agent of our Common Stock is Transfer Online, 512 SE Salmon Street, Portland, OR 97214-3444, Phone: (503) 227-2950.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Thomas J. Craft, Jr., Esq., P.O. Box 4143, Tequesta FL 33469, will pass on the validity of the Common Stock being offered pursuant to this Registration Statement.

The audited financial statements for the years ended December 31, 2015 and 2014 included in this Prospectus and the Registration Statement have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1 with the SEC under the Act with respect to the Common Stock offered by Selling Shareholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

DESCRIPTION OF BUSINESS

Overview and Corporate Background

The Company was incorporated in Delaware on February 12, 2010 under the name Solarflex Corp. for the purpose of developing, manufacturing and selling a solar photovoltaic element, a device that converts light into electrical flow (also known as a photovoltaic cell) based on certain proprietary technology to enable an increase in solar energy conversion and provide energy at a lower cost.

On March 10, 2010, the Company entered into an agreement with an unaffiliated third party to purchase all right, title, and interest in a patent application, Israel Patent Application Number 198369, for the design and manufacturing of a solar photovoltaic element (the "Patent Agreement") in consideration for our agreement to pay the seller an amount equal to 10% of the royalties that generated from our commercial exploitation of the technology.

On May 14, 2013, the Company entered into an Asset Purchase Agreement with International Executive Consulting SPRL, organized under the laws of Belgium ("IEC"), for the purchase of certain equipment (the "Equipment") to be used in the development and manufacture of our photovoltaic cell, in consideration for a cash payment of $30,000 and the issuance of 60 million restricted shares of common stock valued at $180,000 or $.03 per share, representing approximately 44% of our outstanding Common Stock at May 14, 2013.

Our business plan was to use the Equipment to: (i) develop a working prototype of our photovoltaic cell for testing and evaluation; (ii) enter into arrangements with third parties for a manufacturing process to produce the photovoltaic elements for sale to solar panel producers; and (iii) enter into distribution agreements for the commercial sale of our products.

From the date of the Asset Purchase Agreement through mid 2015, the Equipment was not in working order, nor was there any estimated timeline for our ability to use the Equipment to manufacture of photovoltaic cells exploiting our solar panel technology. As a result, we determined that it was not in the best interests of the Company or its shareholders to continue to devote resources towards efforts to commercially exploit our photovoltaic cell technology through the use of the Equipment or otherwise.

We did not generate any revenues from the sale of any solar photovoltaic element, nor did we successfully manufacturer or construct a working prototype, either on our own or through third-party manufacturers. We determined during the 4th quarter of 2015 to evaluate potential business opportunities.

On November 10, 2015, the Company entered into an Asset Purchase Rescission Agreement with IEC (the "Rescission Agreement") pursuant to which: (i) we transferred and assigned all right, title and interest in the Equipment back to IEC; (ii) IEC returned 10 million of the 60 million Shares back to the Company; (iii) IEC transferred and assigned the remaining 50 million Shares to Mr. Edwin Witarsa Ng, a resident of Indonesia, who was appointed as Chairman of our Board of Directors, in consideration for a cash payment by Mr. Ng of $20,000 to IEC. The rationale for the Rescission Agreement was based upon the Registrant's determination not to pursue the use and commercial exploitation of the Equipment in furtherance of its former solar energy business plan.

Recent Developments

On December 1, 2015, the Company entered into a license agreement (the "License Agreement") with PT Kinerja Indonesia, an entity organized under the laws of Indonesia and controlled by Mr. Ng ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain technology and intellectual property (the "KinerjaPay IP") and its website, KinerjaPay.com. Pursuant to the License Agreement, the Company was granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-wallet service for bill transfer and online shopping having advanced functionality features, among others, and is among the first portals to allow users the convenience to top-up phone credit, in consideration for the payment of royalties.

In furtherance of our plan for KinerjaPay IP's growth, we agreed in the License Agreement to: (i) change the name of the Company to KinerjaPay Corp.; (ii) implement a reverse split of the Company's shares of common stock on a one-for-thirty (1:30) basis; and (iii) raise equity capital in the minimum offering amount of $500,000 and the maximum offering amount of $2,500,000 through the offering of units at a price of $0.50, each Unit, each consisting of 1 post-reverse share of common stock and 1 class A warrant exercisable for a period of 24 months to purchase 1 additional post-reverse share of common stock at $1.00. The Unit Offering is only being made to "accredited investors" who are not U.S. Persons pursuant to Regulation S promulgated by the SEC under the Securities Act of 1933, as amended (the "Act"). is On January 20, 2016, the Company closed the Minimum Offering after it received subscription proceeds in excess of $500,000. To date, the Company has raised $725,000 pursuant to the Unit Offering, which is continuing.

As of March 10, 2016, the Company's name change to KinerjaPay Corp. and its one-for-thirty (1:30) reverse stock split became effective.

Our E-Commerce Portal KinerjaPay.com

Our principal products and services are: (i) our electronic payment service (the "EPS"); and (ii) our virtual marketplace (the "Marketplace") both of which are available on our portal under the domain name KinerjaPay.com (the "Portal"). Our Android-based mobile app not only serves as an extension of desktop or laptop access to our website, but has additional in-app services that cater to mobile users, such as social engagement and digital entertainment (the "Mobile App"). We believe that in combining our EPS function ("PAY") with the ability to buy and sell products via our virtual marketplace ("Buy") enhanced by a gamification component ("Play") our customers and merchants are enticed to return more often and increase their loyalty to our services.

Our Electronic Payment Service

Through our Portal and Mobile App we provide EPS to consumers and merchants. Our EPS provides an affordable, secure and reliable method to consumers and merchants, as well as friends and family, to pay and transfer money using electronic devices (e.g., mobile, tablets and personal computers). In addition, consumers, merchants and businesses of all sizes can accept payments from merchant websites and mobile devices. Our EPS service enables consumers to conveniently pay utility bills, phone bills, credit card payments and add credit to their cell phone accounts. We developed a proprietary digital e-wallet software, which provides users with the ability to complete EPS transactions safely and conveniently. The e-wallet acts as an escrow account as payments will only be released to the seller once the buyer has received the product.

During the year 2016, we plan to add person-to-person EPS options to enable the portion of consumers who have neither bank accounts nor credit and/or debit cards to make payments via our Portal and Mobile App. We believe, based upon published information, that approximately 36% of the Indonesian population has currently no bank account and these persons represent a significant target market of potential users for our EPS.

Based on data from Alex.com, a website analytics provider, our customers spend an average of 30 minutes on our Portal , which we believe is partly due to our unique gamification features. We believe this opens potentially significant opportunities for additional monetization and enhanced revenues. We plan to expand our Portal functionality to offer advertising packages to our merchants and partners. We intent to engage mobile publishers such as Google and Facebook to use our Portal as channel for advertising.

We provide our customers with the option of using their account at our Portal to both purchase and be paid for goods, as well as transfer and withdraw funds. We provide our consumers with the capability of funding a purchase using a bank account, a credit or debit card account. We offer merchants an end-to-end payments solution that provides authorization and settlement capabilities. Our services provide merchants with the ability to connect with their customers and manage and hopefully minimize their collection risk. In 2015, the total number of payments was approximately US$280,000. In 2015, the number of payment transactions was approximately 78,000. During the three months period ended March 31, 2016, the total number of payments was approximately US$49,000. During the three months period ended March 31, 2016, the number of payment transactions was approximately 64,100, representing an increase of 174% over the three-months ended December 31, 2015.

Our Virtual Marketplace

We launched our virtual marketplace in 2015 as a free platform for buyers to explore and discover products and sellers to establish a low-cost online presence for their product. We link buyers and sellers of various products in our local Indonesian market. We organized and designed our Marketplace using our proprietary software to enable sellers to offer their products for sale and buyers to find and buy it virtually at great value anytime. Our Marketplace includes a "Max 3-Steps" concept to streamline the shopping experience. Users need just choose an item, check out and make payment using an e-wallet function aimed accelerating the check out procedure and making the shopping experience more convenient.

We believe that our Marketplace provides our customers with a safe and convenient way to purchase whatever they are looking for in their local vicinity or nationwide.

Users may access our Marketplace anytime, anywhere through traditional devices such as desktop and laptop computers or from devices such as Smartphones and tablets using our Mobile App or our mobile-optimized website. As of March 31, 2016, we had over 14,900 items listed for sale on our Marketplace platform, which we believe makes us a leading online marketplace in Indonesia.

In addition to a typical online marketplace that offers a broad range of products, we try to differentiate ourselves by focusing on computer related products as well as mobile phone prepaid vouchers utilized by approximately 98% of Indonesia mobile users representing a prepaid voucher market size of approximately US$4B according to research conducted by AdPlus, a leading digital media network in Indonesia.

Our EPS service and Marketplace combine enhanced functionality and gamification, which incorporates game-design elements and game principles in non-game contexts for the purpose of keeping our users more often and longer engaged with our services.

We are expanding our Marketplace to include more items and more creative ways to attract customers in spending and exchanging their goods. More proprietary games will be offered with more attractive bonuses that can later be used to redeem in our Marketplace. We believe that our gamification component will entice consumers to return and increase their loyalty to our Portal and Marketplace.

Our Market Opportunity in Indonesia

Indonesia, the world's fourth most-populous country, having a population estimated to be 255 million people, is rapidly becoming the major economic power in the Southeast Asia region. Over 50% of its population is below the age of 30 and as a result, we believe that the young Indonesian population is highly adaptive to new technology. Indonesia's e-commerce growth rate has built-in factors such as fast increase in year-to-year internet users and rapidly growing discretionary spending among the middle class. In addition, the rise of cheap Smartphones and tablets that sell for less than US$100 is rapidly broadening internet access and pushing the nascent Indonesian e-commerce market toward a critical point in terms of scale and profitability, in spite of significant challenges due to poor infrastructure and payment systems.

We believe that due to the aforementioned factors , among others, Indonesia will experience significant growth in e-commerce transactions. The number of internet users is excepted to double to 125 million by 2017 and Smartphone ownership is to rise from 20 per cent to 52 per cent in the same period, the highest percentage compared to other Southeast Asian countries, according to Redwing, an advisory group located in Singapore.

The e-commerce market in Indonesia, where our business operates and where our initial marketing efforts will be focused, is reported to be the fastest growing in the Southeast Asian region. According to a joint report released by idEA, Google Indonesia, and Taylor Nelson Sofres (TNS), e-commerce market in Indonesia are expected to surpass US$25 billion in 2016.

Sales and Marketing

Our primary marketing focus will be to emphasize our key differentiator which we believe is combining our EPS option PAY with the ability to buy and sell products via our Marketplace BUY enhanced by a gamification component PLAY, which entices consumers to return and increase their loyalty to our Portal and Marketplace.

Our Kinerja.com platform was launched in February 2015 but has already achieve significant market acceptance evidenced by more than 13,000 users/customers and more than 78,000 e-commerce transactions in 2015.

Beginning in 2016, we commenced a nationwide marketing campaign to promote Kinerjapay.com as Portal and Marketplace to Indonesian consumers and merchants. We use marketing techniques such as advertising on Facebook®, YouTube®, Twitter®, AdWords®, AdChoices® and Instagram®. We also contemplate using other marketing programs such as sale promotions, special deals, daily bonus, SMS and email promotion, events at malls and other creative sales and marketing techniques.

We developed a referral program called MGM - Member Get Member, which is aimed at incentivizing current members to refer our platform to friends and family. In addition, we used venues such as online business workshops, promotional stands in shopping malls to acquire new merchants.

However, there can be no assurance that our marketing practices will continue to be successful, notwithstanding any market awareness we have achieve to date.

Patents, Trademarks, Intellectual Property, Licenses

We entered into a License Agreement with PT Kinerja Indonesia, a company incorporated under the laws of Indonesia and controlled by Mr. Ng, our CEO and controlling shareholder. This agreement provides us with the exclusive, world-wide license to use and commercially exploit certain proprietary technologies and intellectual property (the "KinerjaPay IP") and domain name KinerjaPay.com. The success of our business is depended on the effectiveness of this License Agreement. We are a licensee and expect to be a licensee in the future.

We regard the protection of our intellectual property, including our propriety technology, domain name, customer base and trade secrets as critical to our success. We aggressively protect our intellectual property rights by relying on the laws in Indonesia and internationally, as well as a variety of administrative procedures. We also rely on contractual restrictions to protect our proprietary rights in products and services. We routinely enter into confidentiality agreements with our employees and contractors and nondisclosure agreements with parties with whom we conduct business to limit access to and disclosure of our proprietary information.

We plan to register our domain name internationally. We intent to file international patent applications covering certain aspects of our proprietary technology. In general, effective protection of trademark, copyright, patent, domain name, trade dress and trade secret protection is typically expensive to achieve, maintain and may require litigation. As we expand our markets, we must protect our intellectual property rights and other proprietary rights in an increasing number of jurisdictions, a process that is expensive and time consuming and may not be successful. If we are unable to register or protect our domain name, we could be adversely affected in any jurisdiction in which our trademarks or domain names are not registered or protected.

From time to time, third parties may claim that we have infringed their intellectual property rights. The listing or sale by our users of items that allegedly infringe the intellectual property rights of rights owners, including pirated or counterfeit items, may harm its business.

Sources and availability of required equipment and bandwidth

The Company's wholly-owned subsidiary PT Kinerja Pay Indonesia has engaged PT Kinerja Indonesia, our Licensor, to provide all necessary R&D, technical support, servers, procurement/logistic and IT operational services, equipment bandwidth and other technology support.

Dependence on one or a few major customers

Our e-commerce portal is primarily used by individual customers. The company is not dependency on any dominant customers.

Research and Development

In 2015, we commenced, through PT Kinerja Indonesia, our Licensor, developing a proprietary Beta version utilizing software programmers in Indonesia. Our research and development resulted in our launching of the beta version of our KinerjaPay website, in addition to an android-based mobile version. We continue to improve the functionality of our KinerjaPay website and expect to incur costs related to expanding our servers capacity, network infrastructure, data center, and other security products.

Competition

We face intense competition in our business from numerous venues. We will need to continue to invest significant resources in technology and marketing to compete effectively. These expansions will require substantial expenditures, which may reduce our margins and may have a material adverse effect on our business, financial position, operating results and cash flows and reduce the market price of our common stock. Some competitors may have other alternative revenue sources and may therefore be able to allocate more resources to marketing, adopt more competitive fees and devote more resources to website, mobile platforms and applications and systems development than we can. Our competitors may be able to innovate faster and more efficiently, and new technologies may increase the competitive pressures if competitors offer more efficient or lower-cost services.

We believe that we have a better understanding of the local culture and commerce in Indonesia than foreign competitors. We also believe that one of our unique competitive advantage is to better be able to operate under local regulatory authorities.

Customers can use competing online, mobile and offline channels including but not limited to, retailers, catalog and classifieds. Online shopping comparison websites (e. g. Shopping.com, Rakuten, Nextag.com, Pricegrabber.com, Shopzilla,) allow consumers to search the Internet for specified products. We plan to use search engines and paid search advertising to help potential customers find our website, but those sites may also send users to other shopping destinations.

We mainly compete on the basis of price, product selection and services. In addition, we face the following principal competitive factors:

- ability to attract, retain and engage buyers and sellers;
- volume of transactions and price and selection of goods;
- trust in our electronic payment service;
- customer service;
- website, Mobile App and application ease-of-use and accessibility;
- reliability and security of our technology and system;
- reliability of payment; and
- level of service fees.

The e-commerce market in Indonesia has become very active only during the past several years with a few major companies that were funded by big institutional investors. To a lesser extent, there are local and a few regional companies that have entered the e-commerce market. The products being offered in the marketplace have typically been physical items across few different categories such as electronics and gadgetry, fashion items and household goods. These e-commerce entities typically are charging transaction fees of from 2% to 5% per transaction.

There has been a recent surge in competitors that focus on specific items or industries such as travel, fashion or consumable goods. At present, there are relatively few competitors operating in the market segments we operate, especially in mobile phone prepaid top up vouchers, a segment in which we may be one of the first and hope to be able to maintain our market dominate. We believe to be our fee structure to be very completive.

The also face intense competition for our electronic payment solution service from alternative payment gateways and comparable payment solution services that are provided by banks or telecommunication companies. These are typically stand-alone providers and depend on other marketplace platform to generate their payment or transaction service. We believe to differentiate ourselves by offering online transaction services with e-wallet features and our own Marketplace.

We may be unable to compete successfully against current and future competitors. Some current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in other business and Internet sectors than we do.

Government Regulation

There are currently few laws or regulations in Indonesia that are specifically related to the sale of goods and services on the Internet. We currently are subject to Indonesian regulations in our role as money transfer agent and are therefore subject to Indonesian electronic fund transfer and money laundering regulations. We received the requisite GeoTrust Certificate in March 2014 in which entire user transactions have been protected by 256-bit encryption. This is understood to provide a safe platform for online transaction. We believe to be in compliance with all existing Indonesian governmental regulations applicable to e-commerce operator that facilitate online transactions between sellers and buyers.

Any application of existing laws and regulations related to banking, currency exchange, online gaming, electronic contracting, consumer protection and privacy is at present unclear. Our potential liability in case our customers are in violation of any applicable laws on pricing, taxation, impermissible content, intellectual property infringement, unfair or deceptive practices or quality of services is also unclear. In addition, we may become subject to new laws and regulations directly applicable to the Internet or our specific e-commerce activities. Any existing or potential new legislation applicable to specific e-commerce activities could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations, and reduce and/or limit the use of the Internet on which we depend.

An increase in the taxation of e-commerce transactions may make the Internet less attractive for consumers and businesses, which could have a material adverse effect on our business, results of operations and financial condition.

To date, we have not incurred any expenses related to us being in compliance with any governmental laws in Indonesia pertaining to the use of our e-commerce portal as a payment option for online shopping and other transactions.

Employees

Mr. Edwin Witarsa Ng, CEO and Chairman and Fransiscus Budi Pranata, our CFO, constitute our Management team. They are not obligated to contribute any specific number of hours per week to our operations and intent to devote only as much time as they deem necessary to the Company's affairs until such time that we generate significant revenues. We have not entered into employment agreements with Mr. Ng and Mr. Pranata.

PT Kinerja Indonesia, our Licensor and controlled by Mr. Ng, provides all necessary R&D, technical support, procurement/logistic and IT operational services and other technology support needed to operate our Portal. PT Kinerja Indonesia currently has 40 employees and plans to increase its staff to up to 80 people by end 2016 to manage our increasing transaction volume. In addition, PT KinerjaPay, our Indonesian subsidiary, is expected to hire approximately 5 employees, principally dedicated to our sales, marketing and billing and collection activities. The Company believes, based upon the availability of highly-skilled technical and sales people in Indonesia, that its Licensor will encounter no difficulties to hire and retain the personnel required to fulfill these positions.

Our employees and the employees of our contractor PT Kinerja Indonesia are not subject to any collective bargaining agreement.

Transfer Agent

Our stock transfer agent is Transfer Online, Inc., with offices located at 512 SE Salmon Street, Portland, OR 97214. Their telephone number is (503) 227 2950, their fax number is (503) 227 6874, and their website is transferonline.com.

DESCRIPTION OF PROPERTY

Our principal office is located at J1. Multatuli, No. 8A, Medan, Indonesia 20151. Our telephone number is +62-819-6016-168. Our offices consist of approximately 4,000 square feet of executive offices and sales and marketing space, are provided to us on a rent-free basis by PT Kinerja Indonesia and we believe that these facilities will be sufficient for the next twelve months.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any Director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB Market under the symbol KPAY, an inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of the Company's securities on the OTCQB Market limits the liquidity and price of the Company's common stock more than if the Company's shares of common stock were listed on The Nasdaq Stock Market or a national exchange. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. The information below has been adjusted for a one-for-thirty (1:30) reverse split effective March 10, 2016.

	Fiscal 2015		Fiscal 2014		Fiscal 2013
	High	Low	High	Low	High	Low
First Quarter ended March 31	$0.15	$0.12	$0.15	$0.12	$0.18	$0.10
Second Quarter ended June 30	$0.14	$0.12	$0.14	$0.12	$0.18	$0.10
Third Quarter ended September 30	$0.17	$0.12	$0.17	$0.12	$0.10	$0.10
Fourth Quarter ended December 31	$0.16	$0.04	$0.16	$0.04	$0.11	$0.10

The transfer agent of our common stock is Transfer Agent, 50 West Liberty Street, Suite 880, Reno, NV 89501. Phone (775) 322-0626.

Holders

As of May 11, 2016, there were 7,467,013 common shares issued and outstanding, which were held by 36 stockholders of record.

Dividends

We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Equity Compensation Plans

We do not have any equity compensation plans.

Sale of Unregistered Securities

During the last three fiscal years, the Registrant issued and/or sold the following restricted securities.

Date	Title	Shares Issued	Persons	Consideration
02/05/2013	Common Stock	11,666,670	Isaac Berezovski	Subscription at $0.003 per share pursuant to Reg S.
02/07/2013	Common Stock	1,666,670	Amir Uziel	Subscription at $0.003 per share pursuant to Reg S.
03/27/2013	Common Stock	11,666,660	Amir Uziel	Subscription at $0.003 per share pursuant to Reg S.
03/27/2013	Common Stock	3,333,330	L & L Holding Ltd. (1)	Subscription at $0.003 per share pursuant to Reg S.
04/04/2013	Common Stock	5,000,000	Common Market Development Ltd. (2)	Subscription at $0.003 per share pursuant to Reg S.
04/09/2013	Common Stock	3,333,333	Lavi Krasney	Subscription at $0.003 per share pursuant to Reg S.
04/09/2013	Common Stock	3,333,340	Isaac Beresovski	Subscription at $0.003 per share pursuant to Reg S.
04/07/2014	Common Stock	250,000	Ten West Holding Ltd. (3)	For services provided valued at $0.13 per share, Section 4(2).
05/14/2014	Common Stock	60,000,000	Int. Executive Consulting SPRL. (4)	For equipment valued at $180,000, Section 4(2).

(1) The principal of L & L Holdings S.R.L. is Ruiz Diaz Rolon Rosa, a resident of Argentina.
(2) The principal of Common Market Development Ltd. is Mr. Isaac Berezovski, a resident of Argentina.
(3) The principal of Ten West Holding Ltd is Marc Spitzer, a US resident.
(4) The principal of International Executive Consulting SPRL. is Mr. Leib Zadenberg, a resident of Belgium.
(5) The principal of IMWT Holdings Ltd. is John Shafat, a resident Austria.
(6) The principal of Tena Holdings GmbH. is Mrs. Luba Varhaft, a resident of Austria.

In November 2015, the Registrant issued restricted shares upon the conversion of convertible notes to the accredited investors set forth below.

Name	Date of Conversion	Conversion Rate	Common Stock Issued
Amir Uziel	11/05/2015	$0.01	2,947,389
Dana Beresovski	11/05/2015	$0.01	4,221,499
Lavi Krasney	11/05/2015	$0.01	1,714,210
Common Market Development Ltd. (2)	11/05/2015	$0.01	618,873
Galia Zadenberg	11/05/2015	$0.01	1,206,466
IMWT Holdings Ltd. (5)	11/05/2015	$0.01	1,162,082
Asher Mediouni	11/05/2015	$0.01	1,095,014
Zikri Zusa	11/05/2015	$0.01	1,086,795
Tena Holdings GmbH (6)	11/05/2015	$0.01	308,088

The Registrant issued the original fourteen convertible notes totaling the principal amount of $122,000 and accrued interest of $21,609 between July 2013 and October 2015 for a total of $143,604. The notes were converted at a price of $0.01 per share. Each of the individuals listed in the table represented to the Registrant their status as "accredited investors."

The Registrant issuance of the above restricted Shares was in reliance upon the exemption from registration pursuant to Section 4(2) and Regulation S promulgated by the SEC under the Act. The Registrant's acceptance of the above note and restricted share subscriptions and the issuances of restricted shares immediately after the Effective Date were in reliance upon the exemption from registration pursuant to Section 4(2) of the Act and Regulation S promulgated by the SEC under the Act with respect to all Investors except for those persons designated as U.S. residents. With respect to the U.S. Investors, the Registrant relied upon exemption from registration pursuant to Section 4(2) of the Act and Regulation D promulgated by the SEC under the Act.

Purchases of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We retired 10,000,000 shares of our common stock during the fiscal year ended December 31, 2015.

Penny Stock Considerations

Our Common Stock will be deemed to be "penny stock" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our Common Stock, which may affect the ability of Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock even if our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may be decreased, with a corresponding decrease in the price of our Common Stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Back to Table of Contents

To the Board of Directors
KinerjaPay Corp. (formerly Solarflex Corp.)

We have audited the accompanying balance sheets of KinerjaPay Corp. (formerly Solarflex Corp.) as of December 31, 2015 and 2014 and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KinerjaPay Corp. as of December 31, 2015 and 2014 and the results of its operations and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
February 11, 2016

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Balance Sheets
As of December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$81	$1,824
Restricted cash	250,113	-
Total current assets	250,194	1,824
Total Assets	$250,194	$1,824

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accrued expenses	$-	4,150
Accrued interest	15	9,810
Unissued stock subscriptions	250,013	-
Notes payable	24,439	-
Convertible notes payable, net of discount of $0 and $21,725, respectivly.	-	77,275
Total current liabilities	274,467	91,235

Total liabilities	274,467	91,235

Stockholders' Deficit:
Common stock, par value $0.0001 per share; 500,000,000 shares authorized;
139,610,386 shares issued and outstanding at December 31, 2015 and
135,249,990 shares issued and outstanding at December 31, 2014	13,961	13,525
Additional paid-in capital	849,597	491,791
Accumulated deficit	(887,831)	(594,727)
Total stockholders' deficit	(24,273)	(89,411)
Total Liabilities and Stockholders' Deficit	$250,194	$1,824

The accompanying notes to financial statements are an integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Statements of Operations
For the Years ended December 31, 2015 and 2014

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014

Revenue	$-	$-
Expenses:
General and administrative	44,932	108,240
Total general and administrative expenses	44,932	108,240

(Loss) from operations	(44,932)	(108,240)

Other income (expense)
Interest expense	(11,809)	(9,161)
Amortization of debt discount	(37,058)	(70,864)
Loss of extinguishment of debt	(199,305)	-
Total expense	(293,104)	(188,265)

Provision for income taxes	-	-
Net (loss)	$(293,104)	$(188,265)

(Loss) per common share:
(Loss) per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding (basic and diluted)	136,275,147	135,183,552

The accompanying notes to financial statements are integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2015 and 2014

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance at December 31, 2013	134,999,990	$13,500	$381,316	$(406,462)	$(11,646)
Beneficial conversion feature	-	-	78,000	-	78,000
Stock issued for services	250,000	25	32,475	-	32,500
Net loss for the period	-	-	-	(188,265)	(188,265)
Balance at December 31, 2014	135,249,990	$13,525	$491,791	$(594,727)	$(89,411)
Beneficial conversion feature	-	-	15,333	-	15,333
Loss of debt extinguishment	-	-	199,305	-	199,305
Stock issued to settle debt and accrued interest	14,360,396	1,436	142,168	-	143,604
Cancelled shares	(10,000,000)	(1,000)	1,000	-	-
Net loss for the period	-	-	-	(293,104)	(293,104)
Balance at December 31, 2015	139,610,386	$13,961	$849,597	$(887,831)	$(24,273)

The accompanying notes to financial statements are integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Statements of Cash Flows
For the years ended December 31, 2015 and 2014

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net loss	$(293,104)	$(188,265)
Adjustments required to reconcile net (loss) to net cash (used in) operating activities:
Amortization of debt discount	37,058	70,864
Loss on extinguishment of debt	199,305	-
Common stock issued for services	-	32,500
Changes in net assets and liabilities:
Increase (decrease) in accounts payable and accrued liabilities	7,659	6,754
Net cash used in operating activities	(49,082)	(78,147)

Cash flows from financing activities:
Proceeds of debt	47,439	79,000
Proceeds from restricted common stock offering	250,013	-
Net cash provided by financing activities	297,452	79,000

Net (decrease) increase in cash	248,370	853
Cash - Beginning of period	1,824	971
Cash - End of period	$250,194	$1,824

Supplemental Disclosure of Non-Cash Transactions:
Debt discount attributable to beneficial conversion feature	$15,333	$78,000
Stock issued to settle debt and accrued interest	$143,604	$-
Stock returned to treasury	$1,000	$-

The accompanying notes to financial statements are integral part of these financial statements.

KINERJAPAY CORP.
(formerly Solarflex Corp.)
Notes to Financial Statements

1. The Company and Significant Accounting Policies

Organizational Background: KinerjaPay Corp. (formely Solarflex Corp.) ("Kinerjapay" or the "Company") is a Delaware corporation and has not commenced operations. The Company was incorporated under the laws of the State of Delaware on February 12, 2010. The business plan of the Company was to develop a commercial application of the design in a patent of a "Solar element and method of manufacturing the same." The Company intended to produce a prototype, and manufacture and market the product and/or seek third party entities interested in licensing the rights to manufacture and market the device. The accompanying financial statements of the Company were prepared from the accounts of the Company under the accrual basis of accounting.

Basis of Presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenue to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2015, the cash resources of the Company were insufficient to meet its current business plan, and the Company had negative working capital. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents. There were no cash equivalents as of December 31, 2015 and December 31, 2014.

Property and Equipment: New property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Valuation of Long-Lived Assets: We review the recoverability of our long-lived assets including equipment, goodwill and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Stock Based Compensation: Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company's common stock, the estimated volatility of the Company's common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company's Own Stock: We account for obligations and instruments potentially to be settled in the Company's stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company's own stock.

Fair Value of Financial Instruments: FASB ASC 825, "Financial Instruments," requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. FASB ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 2015 and 2014, the carrying value of certain financial instruments (cash and cash equivalents, accounts payable and accrued expenses.) approximates fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

Fair Value Measurements: The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs which prioritize the inputs used in measuring fair value are:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:
- Quoted prices for similar assets or liabilities in active markets;
- Quoted prices for identical or similar assets or liabilities in inactive markets;
- Inputs other than quoted prices that are observable for the asset or liability;
- Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The assets or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The following table presents assets that were measured and recognize at fair value on December 31, 2015 and 2014 and the years then ended on a recurring basis:

Fair Value Measurements at December 31, 2015
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

Fair Value Measurements at December 31, 2014
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

When the Company changes its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the fiscal periods ended December 31, 2015 and 2014, there were no significant transfers of financial assets or financial liabilities between the hierarchy levels.

Earnings per Common Share: We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Income Taxes: We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Uncertain Tax Positions: When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of FASB ASC 740-10, Accounting for Uncertain Income Tax Positions, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2009. We are not under examination by any jurisdiction for any tax year. At December 31, 2015 we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required under FASB ASC 740-10.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-03, "Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs." ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Currently, debt issuance costs are recognized as deferred charges and recorded as other assets. The guidance is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted and is to be implemented retrospectively. Adoption of the new guidance will only affect the presentation of the Company's consolidated balance sheets and will have no impact to our financial statements.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

2. Stockholders' Equity

Transactions in our Common Stock in 2015

Stock issued upon conversion of debt: On November 5, 2015, we issued 14,360,396 shares of our common stock in settlement of $122,000 in convertible notes payable plus associated accrued interest of $21,604. The conversion occurred within the terms of the promissory notes and no gain or loss resulted.

Stock issuable upon completion of Reg S offering: Beginning December 2015 we offered for sale common shares through a placement of common stock units. Each unit consists of one share of common stock and one warrant to purchase common stock. The units are to be sold for the offering price of $0.50 per unit. The warrants are exercisable at $1.00 and expire two years from the date of issuance. The offering calls for a minimum of $500,000 to be raised up to a maximum of $2,500,000. As of December 31, 2015 $250,013 has been subscribed for and received upon the sale of 500,000 units. Until the minimum is raised the company may be obligated to return any proceeds received to the investors. Accordingly, proceeds received up to the minimum amount are carried as restricted cash and reflect a corresponding refund obligation under current liabilities. Upon completion and as a condition of the offering, the company is required to effect a 1:30 reverse split of its common shares.

Stock returned to treasury and cancelled: On November 10, 2015, we entered into an Asset Purchase Rescission Agreement with IEC together with Mr. Edwin Witarsa Ng, a resident of Indonesia. Under the terms of the agreement we transferred and assigned all right, title and interest in the equipment back to IEC. IEC returned 10 million shares to the company and Mr. Ng acquired 50 million shares directly from IEC and became a Board member. The carrying value of the equipment at the date of the rescission agreement was $0.

Transactions in our Common Stock in 2014

In 2014 we issued 250,000 shares of our common stock valued at $0.13 or $32,500 as consideration for services. The shares were valued using the closing price at the date of grant.

3. Related Party Transactions Not Disclosed Elsewhere

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. Pursuant to the License Agreement and in consideration for the payment of royalties, the Company has been granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-wallet service for bill transfer and online shopping having advanced functionality and "gamification" features, among others, and is among the first portals to allow users the convenience to top-up phone credit. Mr. Ng is a control person of PT Kinerja and a controlling shareholder and board member of Solarflex.

4. Notes Payable

On October 6, 2015 the conversion price on all outstanding notes was reduced from $0.03 to $0.01 per share effective September 30, 2015. At the time of modification there were nine notes outstanding with principal amounts ranging from $3,000 to $35,000. It was determined that the modification resulted in derecognition of the old notes and recognition of the new notes. Accordingly, the remaining unamortized discount of $4,028 was immediately expensed and the aggregate fair value of the modified conversion terms of $199,305 was recognized as a loss on debt extinguishment in 2015.

During 2015 the Company signed five unsecured promissory notes with unrelated parties for an aggregate of $31,689. Three of these notes consisting of $23,000 in principal converted to common stock pursuant to the revised terms described above. At December 31, 2015 two unsecured promissory notes totaling $8,689 remain outstanding. The notes do not contain a conversion feature and bear interest at 1% per annum. The notes are due in October and November of 2016. In addition, the company benefitted from the payment of expenses of $15,750 in 2015 recognized as a short term obligation and carries no specific terms of interest or maturity.

In accordance with ASC 470, the Company has analyzed the beneficial nature of the initial conversion terms of the three convertible notes and determined that a beneficial conversion feature (BCF) exists because the effective conversion price was less than the quoted market price at the time of the issuance. The Company calculated the value of the BCF using the intrinsic method as stipulated in ASC 470. The BCF of $15,333 has been recorded as a discount to the notes payable and to Additional Paid-in Capital.

For the year ended December 31, 2015 the Company has recognized $11,809 in interest expense related to the notes and has amortized $37,058 of the discount arising from the beneficial conversion feature.

For the year ended December 31, 2014 the Company has recognized $9,161 in interest expense related to the convertible notes and has amortized $70,864 of the beneficial conversion feature.

5. Income Taxes

We have adopted ASC 740 which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. Our net operating loss carryovers incurred prior to 2008 considered available to reduce future income taxes were reduced or eliminated through our recent change of control (I.R.C. Section 382(a)) and the continuity of business limitation of I.R.C. Section 382(c).

We have a current operating loss carry-forward of $ 476,993 resulting in deferred tax assets of $166,948. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all our net deferred tax asset.

Future utilization of currently generated federal and state NOL and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carry forwards before full utilization.

		December 31
		2015		2014
Individual components giving rise to the deferred tax assets are as follows:	$		$
Future tax benefit arising from net operating loss carryover		166,948		114,025
Less valuation allowance		(166,948)		(114,025)
Net deferred		$-		$-

The Company is not under examination by any jurisdiction for any tax year. Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2009.

6. Future Commitment

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. The licensing agreement requires a 1% royalty on sales generated by Solarflex.

Cancellation of Previous Agreement

On November 10, 2015, the Asset Purchase Rescission Agreement with IEC effectively cancelled the Patent Sale Agreement whereby the Company acquired all of the rights, title and interest in the patent known as the "Solar element and method of manufacturing the same". In consideration of the rescission the Company is released from all terms and is no longer obligated to pay any royalties under that agreement and has returned all related equipment.

7. Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenue to cover its 2016 operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2015, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

8. Subsequent Events

As of January 20, 2016 the full minimum subscription proceeds of $500,000 were received. Upon reaching the minimum the company is obligated to implement a reverse split of the issued and outstanding shares of common stock on a 1 for 30 basis and execute a name change to KinerjaPay Corp. These corporate actions will not become effective until the Corporation receives approval from FINRA.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which refer to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operations

The Company was incorporated in Delaware on February 12, 2010 under the name Solarflex Corp. for the purpose of developing, manufacturing and selling a solar photovoltaic element, a device that converts light into electrical flow (also known as a photovoltaic cell) based on certain proprietary technology to enable an increase in solar energy conversion and provide energy at a lower cost.

We did not generate any revenues from the sale of any solar photovoltaic element, nor did we successfully manufacturer or construct a working prototype, either on our own or through third-party manufacturers. We determined during the 4th quarter of 2015 to evaluate potential business opportunities.

On December 1, 2015, the Company entered into a license agreement (the "License Agreement") with PT Kinerja Indonesia, an entity organized under the laws of Indonesia and controlled by Mr. Ng ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain technology and intellectual property (the "KinerjaPay IP") and its website, KinerjaPay.com. Pursuant to the License Agreement, the Company was granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce portal.

In connection with the License Agreement, we agreed to: (i) change the name of the Company from Solarflex Corp to KinerjaPay Corp.; (ii) implement a reverse split of our common stock on a one-for-thirty (1:30) basis; and raise equity capital in the minimum offering amount of $500,000 and the maximum offering amount of $2,500,000 through the offering of units at a price of $0.50, each Unit, each consisting of 1 share of common stock (post-reverse) and 1 class A warrant exercisable for a period of 24 months to purchase 1 additional share of common stock (post-reverse) at $1.00. The Unit Offering was made only to "accredited investors" who are not U.S. Persons in reliance upon Regulation S promulgated by the SEC under the Securities Act of 1933, as amended (the "Act"). On January 20, 2016, the Company closed the Minimum Offering after it received subscription proceeds in excess of $500,000. To date, we have raised $725,000 under the Unit Offering, while the Unit Offering is continuing.

As of March 10, 2016, the Company's name change to KinerjaPay Corp. and its one-for-thirty reverse stock split became effective. The Company's shares of common stock are subject to quotation on the OTCQB market under the symbol KPAY.

Our principal products and services are (i) our electronic payment service (the "EPS"); and (ii) our virtual marketplace (the "Marketplace") both of which are available on our portal under the domain name KinerjaPay.com (the "Portal"). Our Android-based mobile app not only serves as an extension of desktop or laptop access to our website, but has additional in-app services that cater to mobile users, such as social engagement and digital entertainment (the "Mobile App"). We believe that in combining our EPS function ("PAY") with the ability to buy and sell products via our virtual marketplace ("Buy") enhanced by a gamification component ("Play") our customers and merchants are enticed to return more often and increase their loyalty to our services.

Indonesia, the world's fourth most-populous country, having a population estimated to be 255 million people, is rapidly becoming the major economic power in the Southeast Asia region. Over 50% of its population is below the age of 30, and as a result, we believe that the young Indonesian population is highly adaptive to new technology. The rise of cheap Smartphones and tablets that sell for less than US$100 is rapidly broadening internet access and pushing the nascent Indonesian e-commerce market toward a critical point in terms of scale and profitability, in spite of significant challenges due to poor infrastructure and payment systems. The number of internet users is excepted to double to 125 million by 2017 and Smartphone ownership is to rise from 20 per cent to 52 per cent in the same period, the highest percentage compared to other Southeast Asian countries, according to Redwing, an advisory group.

Our Portal was launched in February 2015 but has already achieve significant market acceptance evidenced by more than 13,000 users/customers and approximately 78,000 e-commerce transactions in 2015. During the three months period ended March 31, 2016, the number of payment transactions was approximately 64,100, representing an increase of 174% over the three-months ended December 31, 2015.

Notwithstanding our belief that our Portal represents a significant advance as compared to other Indonesian portals, there are a number of potential difficulties that we might face, including the following:

• We may not be able to raise sufficient additional funds to fully implement our business plan and grow our business;
• Competitors may develop alternatives that render our Portal services redundant or unnecessary;
• We may not obtain and maintain sufficient protection of our intellectual property;
• Our proprietary technology may be shown to have characteristics that may render it insufficient for our business;
• Our Portal may not become widely accepted by consumers and merchants; and
• Strict, new government regulations and inappropriate e-commerce policies, especially in an emerging economy such as Indonesia, may hinder the growth of the e-commerce market.

To date, we raised $725,000 in equity capital and we may be expected to require up to an additional $2.5 million in capital during the next 12 months to fully implement our business plan and fund our operations.

Results of Operations during the year ended December 31, 2015 as compared to the year ended December 31, 2014

During 2015, we had operating expenses related to general and administrative expenses being a public company and interest expenses. During 2015, we incurred a net loss of $293,104 due to general and administrative expenses of $44,932, interest expenses of $11,809, expenses related to amortization of debt discount of $37,058 and a loss of $199,305 due to extinguishment of debt. During 2014, we incurred a net loss of $188,265 due to general and administrative expenses of $108,240, interest expenses of $9,161 and expenses related to amortization of debt discount of $70,864. The significant increase in net loss in 2015 was mainly due to the loss in connection with the extinguishment of debt.

Liquidity and Capital Resources

On December 31, 2015, we had $250,194 in current assets consisting of $81 in cash and $250,113 in restricted cash as compared to $1,824 in current assets consisting of cash in the prior year.

As of December 31, 2015, we had total current liabilities of $274,467 consisting of $15 in accrued interest, $250,013 in unissued stock subscriptions and $24,439 in notes payable. We had no long-term liabilities as of December 31, 2015. As of December 31, 2014, we had total current liabilities of $91,235 consisting of $4,150 in accrued expenses, $9,810 in accrued interest and $77,275 in current portion of convertible notes.

We used $49,082 in our operating activities during the year 2015, which was due to a net loss of $293,104 offset by increases in amortization of debt discount of $37,058, charges of $199,305 related to the extinguishment of debt and an increase in accounts payable and accrued liabilities of $7,659.

We used $78,147 in our operating activities during the year 2014, which was due to a net loss of $188,265 offset by increases in amortization of debt discount of $70,864, non-cash share compensation of $32,500 and an increase in accounts payable and accrued liabilities of $6,754.

We financed our negative cash flow from operations in 2015 through proceeds from issuance of common stock of $250,013 and $47,439 in proceeds from debt issuance. We financed our negative cash flow from operations in 2014 through the issuance of a convertible note of $79,000.

We had no in investing activities in 2015 and 2014.

Availability of Additional Capital

Notwithstanding our success in raising over $500,000 from the private sale of equity securities in January 2016 and our expectation that we will be successful in raising up to an additional $2.5 million during 2016, there can be no assurance that we will continue to be successful in raising equity capital and have adequate capital resources to fund our operations or that any additional funds will be available to us on favorable terms or in amounts required by us. If we determine that it is necessary to raise additional funds, we may choose to do so through public or private equity or debt financing, a bank line of credit, or other arrangements. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our plan of operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern.

We are not aware of any material trend, event or capital commitment, which would or could potentially adversely affect our liquidity. The Company currently has no arrangements with any persons or entities with regard to our existing debt, however limited. We do not have any arrangements with potential investors or lenders to provide us with any additional financing and there can be no assurance that any such additional financing will be available when required in order to proceed with the business plan.

Any additional equity financing may be dilutive to our stockholders, new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock. Debt or equity financing may subject us to restrictive covenants and significant interest costs.

Going Concern Consideration

Our registered independent auditors have issued an opinion on our financial statements which includes a statement describing our going concern status. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations. This is because we have not generated any revenues and no revenues are anticipated until we begin marketing the product. Accordingly, we must raise capital from sources other than the actual sale of the product. We must raise capital to implement our project and stay in business.

Off-Balance Sheet Arrangements

As of December 31, 2015 and 2014, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of December 31, 2015 and 2014, we did not have any contractual obligations.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements for the year ended December 31, 2014, and are included elsewhere in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors were elected to serve until the next annual meeting of shareholders and until his respective successors will have been elected and will have qualified. The following table sets forth the name, age and position held with respect to our present executive officers and directors:

Name	Age	Title
Edwin Witarsa Ng,	34	CEO and Chairman
Budi Sidarta Pranata	49	CFO

Edwin Witarsa Ng, 34, was appointed to the Board of Directors, with the position of Chairman, on November 15, 2015. In 2007, Mr. Ng founded PT Kinerja, an Information Technology company organized under the laws of Indonesia with offices located in Medan, Indonesia and operations throughout Indonesia. PT Kinerja operates through the following units, among others: (i) KinerjaHosting, which is engaged in the business of providing data hosting to Companies and/or individuals, as well as website domains and VPS services; (ii) KinerjaNet, which is engaged in the business of Internet Service Provider by providing internet connectivity to corporate offices, households, and internet cafes; and (iii) Kinerja Technology, which is engaged in the business of Application Development, mobile app development, website development, and Software implementation such as ERP and CRM Software. PT Kinerja also partnered with IBM to build the first Tier 2+ Data Center in Medan City (KDC Medan). In February 2015, Mr. Ng started the business of KinerjaPay, an e-commerce payment gateway with marketplace platform. In 2007, Mr. Ng founded and to present has served as CEO and president of PT. Stareast Sejahtera Group, a Real Estate Development company with operations in Medan, Pekanbaru, and Bintan Island , Indonesia. Since 2007, the company has built and opened hotels and apartment complexes, and conducted extensive development operations in Indonesia. In 2012, Mr. Ng established PT. Graha Pecatu Sejahtera, a Real Estate Development company for which he has served as CEO & President, and built a four star rated Condotel in BALI. Mr. Ng has other business interests engaged in asset management, tire distribution, marketing consultancy and hospitality.

Mr. Ng received his undergraduate degree from the University of Southern California (USC) School of Engineering, Los Angeles, CA in 2002 with a major in Management Information Systems and a Minor in SAP Implementation Systems and his post-graduate degree from the University of Toronto in 2004 with a major in Information Science.

Budi Sidarta Pranata, 49, a Certified Public Accountant and Certified Financial Analyst, has over twenty-five years of experience as a CFO and/or finance director working for firms involved in the manufacturing and retail industries, both in multinational and regional, with expertise in the areas of financial reporting, budgeting and financial forecasting, system development, cash management, cost accounting, corporate accounting and tax matters, among other areas.

During the past five years, Mr. Pranata has served in the following positions: (i) from January 2014 to May 2016, he served as CFO and Service Director of Zalora, Asia's leading Online Fashion retailer with operations in Indonesia, Malaysia, Singapore, Hong Kong, Brunei, Taiwan, Philippines, Thailand, Vietnam, Australia and New Zealand; and (ii) from September 2009 to December 2011, he served as Finance Director of Yupi Indo Candy, a candy manufacturer with world-wide distribution in Asia, North America, Europe and the Middle East.

Mr. Pranata received his Doctoral degree in Management from Kaizen School of Business Management, Mumbai, India in 2010, his MBA degree from Institute Management Newport Indonesia in 1994 and his Bachelor's degree in Accounting from the University of Indonesia.

The Board of Directors has concluded that Mr. Ng should serve as Director because of his extensive and diverse experience working with development teams and managing development efforts, which experiences they each gained while working at and managing the above-referenced entities.

Each Director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Our executive officer serves at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual or other meeting of the Board of Directors and is qualified.

We do not compensate our director. We do not have any standing committees at this time.

Our director, officers or affiliates have not, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

Section 16(a) Compliance.Section 16(a) of the Securities and Exchange Act of 1934 requires that directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Registrant's Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Registrant pursuant to Section 16(a). Based solely on the reports received by the Registrant and on written representations from reporting persons, the Registrant was informed that our CEO has filed reports as required under Section 16(a). Based solely on the reports received by the Registrant and on written representations from reporting persons, the Registrant was informed that our CFO has not filed reports as required under Section 16(a).

NASDAQ Rule 4200. The NASDAQ Rule 4200, which sets forth several tests to determine whether a director of a listed company is independent. Rule 4200 provides that a director would not be considered independent if the director or an immediate family member accepted any compensation from the listed company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence (excluding compensation for board or board committee service, compensation paid to an immediate family member as a non-executive employee, benefits paid under a tax-qualified retirement plan and non-discretionary compensation).

Director Independence. In determining whether or not our directors are considered independent, the Company used the definition of independence as defined in NASDAQ Rule 4200. We therefore believe that our director Edwin Witarsa Ng is not an independent director.

Directors' Term of Office. Our directors are elected to serve until the next annual meeting of shareholders and until their respective successors will have been elected and will have qualified.

Audit Committee and Financial Expert, Compensation Committee, Nominations Committee. We do not have any of the above mentioned standing committees because our corporate financial affairs and corporate governance are simple in nature at this stage of development and each financial transaction is approved by our sole officer or director.

Potential Conflicts of Interest. Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our Directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our Executives or Directors.

Board's Role in Risk Oversight. The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. In addition, since the Company does not have an Audit Committee, the Board is also responsible for the assessment and oversight of the Company's financial risk exposures.

Involvement in Certain Legal Proceedings. We are not aware of any material legal proceedings that have occurred within the past ten years concerning any Director or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE COMPENSATION

The following table depicts the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers during the fiscal years ending December 31, 2015, 2014 and 2013.

					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Sergei Rogov, former CEO, CFO, Director (1)	2015	0	0	0	0	0	0
	2014	0	0	0	0	0	0
	2013	0	0	0	0	0	0
Jonathan Beresovsky, former CFO (2)	2013	0	0	0	0	0	0

(1) Sergei Rogov resigned as officer and director of the Registrant on April 1, 2016.
(2) Jonathan Beresovsky was the Company's CFO since inception and resigned on June 11, 2013 as an officer.

Compensation of Directors

We do not compensate our director.

Outstanding Equity Awards

None of our Directors or executive officers holds stock that has not vested or equity incentive plan awards.

Option Grants

There were no individual grants of stock options to purchase our Common Stock made to our executive officers

Aggregated Option Exercises and Fiscal Year-End Option Value

There were no stock options exercised during the year ending December 31, 2015 and 2014 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan ("LTIP") Awards

There were no awards made to a named executive officers in the last completed fiscal year under any LTIP.

Certain Relationships and Related Party Transactions and Director Independence

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. Mr. Ng is the control person of PT Kinerja and a controlling shareholder, CEO and Chairman of the Company.

Indebtedness of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our Common Stock or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons is indebted to us in the years 2015 and 2014.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Act is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of shares of Common Stock of our Company as of May 11, 2016 that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. As of May 11, 2016, the Company had 7,467,013 shares of Common Stock outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (3)

Edwin Witarsa Ng, CEO and Chairman (1)	3,000,000	40.18%
Jl. Multatuli, No.8A
Medan, 20151, Indonesia

Budi Sidarta Pranata, CFO	0	0%
Jl. Multatuli, No.8A
Medan, 20151, Indonesia

Sergei Rogov, former CEO, CFO and Director	400,000	5.35%
12 Abba Hiller Silver Street, 11th Floor
Ramat Gan, Israel

PT Starest Asset Management (2)	640,000	8.57%
JI Gurindam 12 Lagoi RT. 003 RW. 001, Desa Sebong Lagoi Kec. Teluk Sebong Bintan
Kepulauan Riau, Indonesia

Total Officers (2 people)	3,000,000	40.18%

(1) Includes 1,333,333 held by PT Kinerja Indonesia. Mr. Ng, an Indonesian resident and citizen, exercises the sole voting and dispositive powers with respect to these shares.
(2) Wendy Teoh, an Indonesian resident and citizen, exercises the sole voting and dispositive powers with respect to these shares.
(3) Applicable percentage ownership is based on 7,467,013 shares of Common Stock outstanding as of May 11, 2016. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of May 11, 2016 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Certain Related Party Transactions

On December 1, 2015, the Company entered into an agreement with PT Kinerja Indonesia, an entity organized under the laws of Indonesia ("PT Kinerja"), for an exclusive, world-wide license to use and commercially exploit certain KinderjaPay technology and intellectual property. Pursuant to the License Agreement and in consideration for the payment of royalties, the Company has been granted the exclusive, world-wide rights to the KinerjaPay IP, an e-commerce platform that provides users with the convenience of e-commerce services for bill transfer and online shopping. Mr. Ng is the control person of PT Kinerja and a controlling shareholder, CEO  and Chairman of the Company.

Indebtedness of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our Common Stock or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons is indebted to us in the years 2015 and 2014.

KINERJAPAY CORP.

1,450,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this Offering may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters.

The Date of This Prospectus is May __, 2016

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$112
Accounting fees and expenses	$2,000
Legal fees and expense	$30,000
Total	$32,112

All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the Offering listed above. No portion of these expenses will be borne by the Selling Shareholders. The Selling Shareholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Act is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our by-laws provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Item 15. Recent Sales of Unregistered Securities

Sale of Unregistered Securities

The following tables and information sets forth all securities of the Registrant issued and sold within the past three years which were not registered under the Act.

Date	Title	Shares Issued	Persons	Consideration
02/05/2013	Common Stock	11,666,670	Isaac Berezovski	Subscription at $0.003 per share pursuant to Reg S.
02/07/2013	Common Stock	1,666,670	Amir Uziel	Subscription at $0.003 per share pursuant to Reg S.
03/27/2013	Common Stock	11,666,660	Amir Uziel	Subscription at $0.003 per share pursuant to Reg S.
03/27/2013	Common Stock	3,333,330	L & L Holding Ltd. (1)	Subscription at $0.003 per share pursuant to Reg S.
04/04/2013	Common Stock	5,000,000	Common Market Development Ltd. (2)	Subscription at $0.003 per share pursuant to Reg S.
04/09/2013	Common Stock	3,333,333	Lavi Krasney	Subscription at $0.003 per share pursuant to Reg S.
04/09/2013	Common Stock	3,333,340	Isaac Beresovski	Subscription at $0.003 per share pursuant to Reg S.
04/07/2014	Common Stock	250,000	Ten West Holding Ltd. (3)	For services provided valued at $0.13 per share, Section 4(2).
05/14/2014	Common Stock	60,000,000	Int. Executive Consulting SPRL. (4)	For equipment valued at $180,000, Section 4(2).

(1) The principal of L & L Holdings S.R.L. is Ruiz Diaz Rolon Rosa, a resident of Argentina.
(2) The principal of Common Market Development Ltd. is Mr. Isaac Berezovski, a resident of Argentina.
(3) The principal of Ten West Holding Ltd is Marc Spitzer, a US resident.
(4) The principal of International Executive Consulting SPRL. is Mr. Leib Zadenberg, a resident of Belgium.
(5) The principal of IMWT Holdings Ltd. is John Shafat, a resident Austria.
(6) The principal of Tena Holdings GmbH. is Mrs. Luba Varhaft, a resident of Austria.

In November 2015, the Registrant issued restricted shares upon the conversion of convertible notes to the accredited investors set forth below.

Name	Date of Conversion	Conversion Rate	Common Stock Issued
Amir Uziel	11/05/2015	$0.01	2,947,389
Dana Beresovski	11/05/2015	$0.01	4,221,499
Lavi Krasney	11/05/2015	$0.01	1,714,210
Common Market Development Ltd. (2)	11/05/2015	$0.01	618,873
Galia Zadenberg	11/05/2015	$0.01	1,206,466
IMWT Holdings Ltd. (5)	11/05/2015	$0.01	1,162,082
Asher Mediouni	11/05/2015	$0.01	1,095,014
Zikri Zusa	11/05/2015	$0.01	1,086,795
Tena Holdings GmbH (6)	11/05/2015	$0.01	308,088

The Registrant issued the original fourteen convertible notes totaling the principal amount of $122,000 and accrued interest of $21,609 between July 2013 and October 2015 for a total of $143,604. The notes were converted at a price of $0.01 per share. Each of the individuals listed in the table represented to the Registrant their status as "accredited investors."

The Registrant issuance of the above restricted Shares was in reliance upon the exemption from registration pursuant to Section 4(2) and Regulation S promulgated by the SEC under the Act. The Registrant's acceptance of the above note and restricted share subscriptions and the issuances of restricted shares immediately after the Effective Date were in reliance upon the exemption from registration pursuant to Section 4(2) of the Act and Regulation S promulgated by the SEC under the Act with respect to all Investors except for those persons designated as U.S. residents. With respect to the U.S. Investors, the Registrant relied upon exemption from registration pursuant to Section 4(2) of the Act and Regulation D promulgated by the SEC under the Act.

Item 16. Exhibits and Financial Statement Schedules

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit	Description

3.1	Certificate of Incorporation of the Company attached to the Registration Statement on Form S1, filed on February 8, 2012.
3.1(i)	Certificate of Amendment to the Certificate of Incorporation, filed herewith.
3.1(i)	Certificate of Amendment to the Certificate of Incorporation, filed herewith.
3.2	Bylaws of the Company, attached to the Registration Statement on Form S1, filed on February 8, 2012.
3.3	Form of Common Stock Certificate of the Company, attached to the Registration Statement on Form S1, filed on February 8, 2012.
3.3	Form of Common Stock Certificate of the Company, attached to the Registration Statement on Form S1, filed on February 8, 2012.
5.1	Opinion of Thomas J. Craft, Jr., Esq., filed herewith.
10.1	Patent Assignment Agreement, attached to the Registration Statement on Form S1, filed on February 8, 2012.
10.2	Assets Purchase Agreement between the Company and International Executive Consulting SPRL, filed with the Company's Form 8-K on May 20, 2013.
10.3	Asset Purchase Rescission Agreement dated November 10, 2015, filed with the Company's Form 8-K on November 17, 2015.
10.4	Memorandum of Understanding dated November 15, 2015, filed with the Company's Form 8-K on November 17, 2015.
10.5	License Agreement between the Registrant and PT Kinerja dated December 1, 2015, filed with the Company's Form 8-K on December 2, 2015.
10.6	Amendment to License Agreement between the Registrant and PT Kinerja dated December 29, 2015, filed with the Company's Form 8-K on January 4, 2016.
10.7	Service Agreement between the Registrant's wholly-owned subsidiary PT Kinerja Pay Indonesia and PT Kinerja Indonesia, filed with the Company's Form 8-K on March 23, 2016.
17.1	Letter of Resignation of Sergei Rogov dated April 1, 2016, filed with the Company's Form 8-K on April 4, 2016.
23	Consent of Independent Registered Public Accounting Firm, filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Medan, Indonesia, on May 11, 2016.

KINERJAPAY CORP.

By: /s/ Edwin Witarsa Ng
Edwin Witarsa Ng
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edwin Witarsa Ng	Chairman of the Board	May 11, 2016
Edwin Witarsa Ng

/s/ Edwin Witarsa Ng	Chief Executive Officer (Principal Executive Officer)	May 11, 2016
Edwin Witarsa Ng

/s/ Budi Sidarta Pranata	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 11, 2016
Budi Sidarta Pranata